Exhibit 99.2

Contact:

Darrell J. Elliott
Chairman and Chief Executive Officer
Apex Bioventures Acquisition Corporation
(604) 924-0349

FOR IMMEDIATE RELEASE

APEX BIOVENTURES ACQUISITION CORPORATION
COMPLETES INITIAL PUBLIC OFFERING

NEW YORK, NEW YORK, June 13, 2007 - Apex Bioventures Acquisition Corporation (AMEX: PEX) (the “Company”) announced today that it has closed its initial public offering (the “IPO”) of 8,625,000 units, including 1,125,000 units issued upon exercise of the underwriters’ over-allotment option. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $8.00 per unit, generating gross proceeds to the Company of $69,000,000. Lazard Capital Markets LLC acted as the sole book runner for the initial public offering and Ladenburg Thalmann & Co. Inc. acted as co-representative. A copy of the prospectus may be obtained from Lazard Capital Markets LLC, 30 Rockefeller Plaza, New York, New York 10112.

Audited financial statements reflecting receipt of the proceeds upon consummation of the initial public offering by the Company will be included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

In addition, the Company announced that, commencing on June 20, 2007, the holders of the Company's units may voluntarily elect to separately trade the common stock and warrants included in the Company's units. Those units not separated will continue to trade on the American Stock Exchange under the symbol PEX.U, and each of the common stock and warrants will trade on the American Stock Exchange under the symbols PEX and PEX.WS, respectively.

Apex Bioventures Acquisition Corporation intends to use the net proceeds from the IPO to effect a merger, capital stock merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination with one or more domestic or foreign operating businesses in the healthcare industry as described in the Company's prospectus.

A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Apex Bioventures Acquisition Corporation, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This public offering will be made only by means of a prospectus, copies of which may be obtained from Lazard Capital Markets LLC.